STOCK TRANSFER IN LIEU OF FORECLOSURE AGREEMENT

                             BETWEEN

     GLOBAL TECHNOLOGY VALUE PARTNERS LIMITED, AS TRANSFEROR

                               AND

            INFINITY INVESTORS LIMITED, AS TRANSFEREE















                        December 23, 2001



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         STOCK TRANSFER IN LIEU OF FORECLOSURE AGREEMENT

     THIS STOCK TRANSFER IN LIEU OF FORECLOSURE AGREEMENT ("Agreement") has been made and entered into as of this [23rd] day of December, 2001, between INFINITY INVESTORS LIMITED, a Nevis, West Indies corporation ("Transferee" or "Infinity"), and GLOBAL TECHNOLOGY VALUE PARTNERS LIMITED, a British Virgin Islands company (the "Transferor" or "Global").

                        R E C I T A L S:

A. Pursuant to that certain Letter Agreement dated October 23, 2000 between Infinity and Global (the "Letter Agreement"), Global acquired from Infinity 6,869,854 shares of common stock of Edge, which also constitutes the Transferred Shares. The aggregate purchase price for the shares acquired thereunder was $5,500,000, or approximately $0.80 per share (the "Purchase Price"), originally payable on or before June 30, 2001. The obligation to pay the Purchase Price was with full recourse but without interest. Global's obligation to pay the Purchase Price is secured by a pledge of the shares granted pursuant a Pledge Agreement, dated as of October 23, 2000, between Infinity and Global. In connection with the Pledge Agreement, Global executed an undated Stock Power in favor of Infinity.

     B. By letter agreement dated June 21, 2001, Infinity and Global agreed to extend the payment date for the Purchase Price from June 30, 2001 to November 30, 2001 in consideration of the payment of interest at the rate of 6% per annum on the unpaid balance of the Purchase Price from and after July 1, 2001.

     C. Infinity and Global have been in discussions over the past several months and have been unable to reach an acceptable agreement with respect to extending the payment date or restructuring of the debt. Global does not have the ability to pay the note, which is now due and payable.

     D. In order to avoid the costs of litigation and the associated diversion of energy and manpower, Infinity and Global have agreed that Global will transfer the Transferred Stock to Infinity in lieu of foreclosure in exchange for cancellation of the debt and a release from the associated transaction documents.

     E. The parties hereto desire to effect a stock transfer (the "Stock Transfer") pursuant to which Transferee will acquire from the Transferor an aggregate of 6,869,854 shares (the "Transferred Shares") of the common stock of Edge Technology Group, Inc., a Delaware corporation ("Edge"), par value $.001 per share (the "Edge Stock"), for the consideration set forth herein.

     F. Pursuant to the Stock Transfer, the Transferor will transfer, and Transferee will acquire, the Transferred Shares.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto agree as follows and do thereby adopt this Agreement.

                           ARTICLE I.
                           DEFINITIONS

     The terms defined in this Article (except as otherwise expressly provided in this Agreement) for all purposes of this Agreement shall have the respective meanings specified in this Article.

     "Affiliate" shall mean any entity controlling or controlled by another person, under common control with another person, or controlled by any entity which controls such person.

     "Agreement" shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in the Agreement, and all amendments and supplements, if any, to this Agreement.

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     "Closing" shall mean the closing of the Transaction at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time.

     "Closing Date" shall mean the date of this Agreement, or such other date as agreed in writing to by the parties on which the Closing occurs.

     "Closing Documents" shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement.

     "Code" shall mean the Internal Revenue of 1986, or any successor law, and regulations issued by the Internal Revenue
Service pursuant to the Internal Revenue Code or any successor law.

     "Encumbrance" shall mean any charge, claim, encumbrance, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership other than (a) liens for taxes not yet due and payable, or (b) liens that secure the ownership interests of lessors of equipment.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Transaction" shall mean the Stock Transfer and releases contemplated by this Agreement.

                           ARTICLE II.
                         THE TRANSACTION

     2.1 Stock Transfer. The Transferor hereby agrees to transfer and deliver to Transferee, and Transferee hereby agrees to accept, the Transferred Shares, in consideration of the release from liability granted below. Further, the Transferor hereby instructs Transferee (directly or through Arter & Hadden LLP, Transferee's legal counsel) to date the Stock Power as of the date hereof, and to submit the Stock Power along with the executed version of the letter attached hereto as Exhibit A (described below) to effect the transfer of the Transferred Shares to Transferee.

     2.2  Securities Law Matters.

          2.2.1 Private Transaction. Transferee understands that the Transferred Shares will not be registered under the Securities Act, but will be transferred in reliance upon exemptions available for resales by Affiliates in private transactions. The Certificate of Edge Stock registered in the name of the Transferee pursuant to terms of this Agreement shall bear the following legend:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNLESS THEY ARE SO REGISTERED OR, IN THE OPINION OF COUNSEL ACCEPTABLE TO THIS CORPORATION, SUCH TRANSFER IS EXEMPT FROM REGISTRATION.

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

                          ARTICLE III.
                 REPRESENTATIONS AND WARRANTIES

     3.1  Representations and Warranties of the Transferor.  The
Transferor hereby represents and warrants to Transferee that:

          3.1.1 Ownership of Transferred Shares. Neither Edge nor the Transferor is a party to any agreement, voting trust, proxy or other agreement or understanding of any character, whether written or oral, with any other stockholders of Edge with respect to or concerning the purchase, sale or transfer or voting of the Transferred Shares.

          3.1.2 No Encumbrance. The Transferor is the sole beneficial and record holder of the Transferred Shares. The
     Transferor holds the Transferred Shares free and clear of any Encumbrance of any kind whatsoever.

          3.1.3     No Brokerage.  No broker or finder has
     rendered services to Transferor in connection with the Transaction.

                           ARTICLE IV.
                             RELEASE

     4.1. Release by Transferee. In consideration of the Transferred Shares, the covenants contained herein and other good and valuable consideration, Infinity hereby accepts the Transferred Shares as payment in full of all obligations under the Letter Agreement, as amended, and hereby releases, discharges and acquits Global from all liabilities and amounts payable pursuant to the Letter Agreement, as amended, and the Pledge Agreement.

     4.2. Release by Transferor. In consideration of the covenants contained herein and other good and valuable consideration, Global hereby releases, discharges and acquits
Infinity from all liabilities in connection with the Letter
Agreement, as amended, and the Pledge Agreement.

                           ARTICLE V.
                       CLOSING DELIVERIES

     5.1. The Closing. The Closing shall take place on the date of this Agreement (unless such date is extended by the mutual agreement of the parties).

     5.2. Deliveries by Transferor. The Transferor hereby agrees to deliver, or cause to be delivered, to Transferee, (i) a letter executed by Transferor to the Edge transfer agent directing the transfer agent to transfer the Transferred Shares to Transferee, in the form attached hereto as Exhibit A; and (ii) a dated Stock Power transferring the Transferred Shares to Infinity.

                           ARTICLE VI
                   SURVIVAL OF REPRESENTATIONS

     6.1 Representations to Survive Closing. The representations and warranties of the Transferor contained herein shall survive the Closing of the Transaction for a period of one year following the Closing. Each party acknowledges and agrees that, except as expressly set forth in this Agreement or any Closing Document, no party has made (and no party is relying on) any representation or warranties of any nature, express or implied, regarding any or relating to any of the transactions contemplated by this Agreement.


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

                          ARTICLE VII.
                          MISCELLANEOUS

     7.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed delivered if delivered by hand, by overnight delivery, by courier or mailed by certified or registered mail, postage prepaid, addressed as follows:

          If to the Transferor:

               Global Technology Value Partners Limited
               Lister House
               35 The Parade
               St. Helier, Jersey JE2 3QQ
               Attention:  Benjamin Warner

          If to Transferee:

               Infinity Investors Limited
               Hunkins Waterfront Plaza
               Main Street
               P.O. Box 556
               Charlestown, Nevis, West Indies
               Attention:  James Loughran

     7.2. Assignability and Parties in Interest. This Agreement shall not be assignable by any of the parties hereto without the consent of all other parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     7.3. Expenses. Each party shall, except as otherwise specifically provided herein in any Exhibit hereto, bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of the Closing Documents and consummation of the Transaction. Arter & Hadden LLP shall draft the required SEC filings in connection with the transactions contemplated hereby, as well as Exhibit A. The parties hereto agree that Arter & Hadden LLP shall represent Transferee only and Arter & Hadden's legal fees and expenses shall be charged to Transferee.

     7.4. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Nevis, West Indies.

     7.5. Counterparts. This Agreement may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original.

     7.6. Headings. The headings and subheadings contained in this Agreement are included solely for ease of reference, and are not intended to give a full description of the contents of any particular Section and shall not be given any weight whatever in interpreting any provision of this Agreement.


     7.7. Pronouns, Etc. Use of male, female and neuter pronouns in the singular or plural shall be understood to include each of the other pronouns as the context requires. The word "and" includes the word "or". The word "or" is disjunctive but not necessarily exclusive.



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     7.8. Complete Agreement.  This Agreement, the Appendices
hereto, and the documents delivered pursuant hereto or referred to herein or therein contain the entire agreement between the parties with respect to the Transaction and, except as provided herein, supersede all previous negotiations, commitments and writings.

     7.9. Modifications, Amendments and Waivers. This Agreement shall not be modified or amended except by a writing signed by each of the parties hereto.

     7.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that the Transaction are consummated to the extent possible.

                    [signature page follows]







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





     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                    INFINITY INVESTORS LIMITED



                    By:  /s/  JAMES A. LOUGHRAN
                       -------------------------------
                    Name:     James A. Loughran
                    Title:    Director

                    GLOBAL TECHNOLOGY VALUE PARTNERS LIMITED



                    By:  /s/  BENJAMIN R.N. WARNER
                       --------------------------------
                    Name:     Benjamin R. N. Warner
                    Title:    Director












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